SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
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LODGIAN, INC.

(Name of Registrant as specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On March 22, 2004, Lodgian, Inc. issued the press release attached hereto as Exhibit A.

Exhibit A – Press release issued March 22, 2004.

EXHIBIT A

Lodgian Files Annual Meeting Proxy Statement

Business Editors ATLANTA—(BUSINESS WIRE)—March 22, 2004 Lodgian, Inc. (AMEX: LGN), one of the nation’s largest independent owners and operators of full-service hotels, announced today that it filed its Definitive Proxy Statement for its Annual Meeting of Stockholders with the Securities and Exchange Commission, and mailed its 2003 Annual Report to Stockholders, the proxy statement and proxy solicitation materials to its stockholders on Friday, March 19, 2004.

As previously announced, Lodgian will hold its Annual Meeting on April 8, 2004, at 10 a.m., Eastern Time, at the Georgia Society of CPAs, Atlanta Financial Center, North Tower, Suite 400, 3353 Peachtree Road, N.E., Atlanta, Georgia 30326. The record date for stockholders entitled to vote at the Annual Meeting is March 8, 2004.

Copies of Lodgian’s SEC filings, including the proxy statement for the Annual Meeting, are available free of charge on the company’s website, www.lodgian.com, as soon as practicable after they are submitted to the SEC.

Lodgian is one of the largest independent owners and operators of full-service hotels in the United States. The company currently manages a portfolio of 92 hotels with 17,417 rooms located in 30 states and Canada. Of the company’s 92-hotel portfolio, 61 are under the InterContinental Hotels Group (Crowne Plaza, Holiday Inn, Holiday Inn Select and Holiday Inn Express), 16 are under Marriott brands (Courtyard by Marriott, Fairfield Inn and Residence Inns), and 10 are affiliated with four other nationally recognized hospitality franchisors. Five hotels are independent, unbranded properties. For more information about Lodgian, visit the company’s Web site: www.lodgian.com.

CONTACT: Lodgian, Inc. Debi Ethridge, 404/365-2719 dethridge@lodgian.com or Media: Daly Gray Public Relations Jerry Daly or Carol McCune, 703/435-6293 jerry@dalygray.com